Exhibit 10.21

SIXTH AMENDMENT TO

MATADOR RESOURCES COMPANY

2003 STOCK AND INCENTIVE PLAN

The Board of Directors of Matador Resources Company, a Texas corporation (the “Company”), at a meeting duly called and held on August 5, 2008, has adopted and approved the following amendment to the Matador Resources Company 2003 Stock and Incentive Plan (the “Plan”).

The first sentence of Section 1.3 of the Plan shall be amended to read in its entirety as follows:

“The maximum number of Shares that may be issued under the Plan shall be 3,481,569, which may be from Shares held in the Company’s treasury or from authorized and unissued Shares.”

The Plan, as amended hereby, shall continue in full force and effect.

ADOPTED BY THE BOARD: August 5, 2008, to be effective upon effectiveness of a share dividend of two shares of Class A Common Stock for every outstanding share of Class A Common Stock and Class B Common Stock of the Company.

The foregoing amendment to the Plan is required pursuant to Section 5.2 of the Plan as a result of a the Company effecting a 3-for-1 forward stock split through a share dividend of two shares of Class A Common Stock for every outstanding share of Class A Common Stock and Class B Common Stock of the Company. The foregoing amendment is not required to be approved by the shareholders of the Company.

EFFECTIVE DATE: October 31, 2008